Exhibit 99.1

Enphase Energy Board of Directors Affirms Re-election of Thurman John Rodgers as Director of the Board

FREMONT, Calif., June 30, 2025 — Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company and the world's leading supplier of microinverter-based solar and battery systems, today announced that its Board of Directors, excluding Thurman John (T.J.) Rodgers, unanimously voted to retain Mr. Rodgers as a member of the Board of Directors. The decision followed a recommendation of the Nominating and Corporate Governance Committee of the Board, also conducted without Mr. Rodgers’ participation, in accordance with Enphase Energy’s Corporate Governance Guidelines.
Based upon data analysis and discussion and input from investors, the Board believes that Mr. Rodgers received less than 50% of the votes cast in the recent stockholder meeting primarily due to proxy voting guidelines related to over-boarding policies at several of Enphase Energy’s largest institutional stockholders. Following a thorough review, the Board unanimously reaffirms its strong support for Mr. Rodgers, who has served with distinction on the Board since 2017. Mr. Rodgers is an indispensable force on the Board, as demonstrated by the following:
•Significant domain expertise: deep knowledge across semiconductors, batteries, and power electronics – disciplines critical to Enphase’s continued innovation and leadership
•Unique technical and industry experience: founder and long-time CEO of Cypress Semiconductor
•Direct solar and battery storage experience: former Director of SunPower, FTC Solar, Inc., and Bloom Energy Corporation; current Director of Enovix Corporation; and current CEO and Director of Complete Solaria, Inc.
•Strategic and operational impact: unmatched technical network and strategic acumen
•Alignment with stockholders: personal investment and significant equity stake in Enphase Energy
•Commitment: perfect attendance at all Board and Committee meetings since 2024; 97% since 2017
•Location synergy: efficient board oversight resulting from the three companies on which Mr. Rodgers serves on the Board being headquartered in the same city
“T.J. has been a cornerstone of our Board since 2017, bringing unmatched strategic depth, technical insight, and a relentless focus on execution,” said Steve Gomo, chair of the board at Enphase Energy. “His leadership has helped guide Enphase Energy through pivotal periods of transformation and growth. The Board and I are confident that his continued service is critical as we advance our mission, expand globally, and deliver lasting value to our stockholders.”
“T.J. combines deep technical expertise with strategic clarity and operational discipline,” said Badri Kothandaraman, president and CEO of Enphase Energy. “He is a trusted advisor and a key contributor to many of our most important decisions. As we continue to innovate and scale, his experience and commitment will be vital to driving long-term value for our customers and stockholders.”
The Board remains committed to strong governance and ensuring that Enphase Energy benefits from experienced, engaged, and forward-thinking leadership. With T.J. Rodgers’ continued service, Enphase Energy believes it is well-positioned to navigate current market challenges and its next phase of innovation and global growth, while continuing to deliver exceptional value to its customers, partners, and stockholders over the long term.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems that enable people to harness the sun to make, use, save, and sell their own power – and control it all with a smart mobile app. The company revolutionized the solar industry with its microinverter-based technology and builds all-in-one solar, battery, and software solutions. Enphase has shipped approximately 81.5 million microinverters, and approximately 4.8 million Enphase-based systems have been deployed in over 160 countries. For more information, visit https://investor.enphase.com.
©2025 Enphase Energy, Inc. All rights reserved. Enphase Energy, Enphase, the “e” logo, IQ, and certain other marks listed at https://enphase.com/trademark-usage-guidelines are trademarks or service marks of Enphase Energy, Inc. in the U.S. and other countries. Other names are for informational purposes and may be trademarks of their respective owners.
Forward-Looking Statements
This press release may contain forward-looking statements, including statements related to its continued innovation, scale, long-term value and global growth. These forward-looking statements are based on Enphase Energy’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those contemplated by these forward-looking statements as a result of such risks and uncertainties including those risks described in more detail in Enphase Energy’s most recently filed Annual Report on Form 10-K, and other documents filed by Enphase Energy from time to time with the SEC. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
Contact:
Zach Freedman
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com